EXHIBIT 99.1

Despite Amazing Talent and Passion At Training Camp,

MLFB Experiences Funding Delay

July 29, 2022

Lakewood Ranch, FL - Major League Football (OTC symbol MLFB) – Accesswire -Major League Football (MLFB) regrets to announce that full funding for the 2022 Training Camp and opening of the 2022 season was not completed as planned.  “An unexpected delay has caused us to suspend Training Camp and potentially delay the beginning of the 2022 season” says CEO Frank Murtha. “The city of Mobile and all of the associated groups had been wonderful to us.  It is very disappointing to have something outside of my control create such a problem for everyone.  All the players and coaches have shown incredible grace through all of this disruption.  Our deepest apologies go out to them.  We are working with the hotel groups, caterers, and everyone to try and get this back on track.  Our primary concern today is to get the players home quickly.  We will be meeting continuously over the next few days to correct this situation.”

“We fully intend to satisfy all of our obligations to vendors in Mobile,” Murtha continued.  “This is a temporary delay in operations and I am working tirelessly to correct this situation.  As I have said, our first goal is to take care of all of the players and coaches and get them back home.  Every waking moment is dedicated to working on solutions.”

About MLFB

Major League Football, Inc. (OTC symbol MLFB), headquartered in Lakewood Ranch, Florida, is a publicly traded company operating as a professional football league. Our mission is to provide personal and professional growth opportunities to football players, coaches, trainers, and front office personnel. Then, through our original broadcasts, provide those participants exposure to the NFL and other professional leagues so they can advance their careers.

Interested investors seeking to learn more about MLFB should go to our website at mlfb.com and click on Investor Relations.